UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 26, 2006 (January 25, 2006)

HEALTHCARE REALTY TRUST INCORPORATED

(Exact Name of Registrant as Specified in Charter)

MARYLAND	1-11852	62-1507028

(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)
3310 West End Ave. Suite 700 Nashville, Tennessee 37203

(Address of principal executive offices) (Zip Code)
(615) 269-8175

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
     The information provided in Item 2.03 below is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On January 25, 2006, Healthcare Realty Trust Incorporated (the “Company”), entered into a new unsecured revolving credit facility (the “Credit Facility”) with Bank of America, N.A., as Administrative Agent, Wachovia Bank, National Association and UBS Loan Finance LLC as co-syndication agents, Calyon New York Branch and LaSalle Bank National Association as co-documentation agents, Keybank National Association, SunTrust Bank and Regions Bank as co-agents, Banc of America Securities LLC, as sole lead arranger and sole book manager, and the following additional lenders: JPMorgan Chase Bank, N.A.; AmSouth Bank; Fifth Third Bank, N.A.; and Pinnacle National Bank (collectively, the “Lenders”). The Credit Facility replaces the Company’s former credit facility due 2006 (the “Former Credit Facility”), under which Bank of America, N.A., served as administrative agent for the lenders.
     The Credit Facility is an unsecured $400 million three-year revolving credit facility with sublimits for standby letters of credit, swingline loans and competitive bid advances. The Credit Facility matures on January 23, 2009 and may be extended at the Company’s option for an additional year. The Credit Facility may also be expanded to $650 million at any time within two years of the closing at the Company’s option, subject to the arrangement of additional commitments with financial institutions acceptable to the Company and the Administrative Agent. On January 25, 2006, the Former Credit Facility was repaid in full, totaling approximately $49 million, and was terminated.
     Loans outstanding under the Credit Facility (other than swingline loans and competitive bid advances) will bear interest at a rate equal to (x) LIBOR or the base rate (defined as the higher of the Bank of America prime rate and the Federal Funds rate plus 0.50%) plus (y) a margin ranging from 0.60% to 1.20% (currently 0.90%), based upon the Company’s unsecured debt ratings. In addition, the Company pays a facility fee per annum on the aggregate amount of commitments. The facility fee may range from 0.15% to 0.30% per annum (currently 0.20%), based on the Company’s unsecured debt ratings.
     The Credit Facility contains covenants that are comparable to those of other real estate investment trusts and are more favorable to the Company than those in the Former Credit Facility. These covenants include, among others: a limitation on the incurrence of additional indebtedness; a limitation on mergers, investments, acquisitions, redemptions of capital stock and transactions with affiliates; and maintenance of specified financial ratios.
     The Credit Facility contains normal events of default for an agreement of this type. The nonpayment of any outstanding principal, interest, fees or amounts due under the Credit Facility and the failure to perform or observe covenants in the loan documents, among other things, could result in events of default.
     The description of the Credit Facility set forth above is not complete and is qualified by the Credit Agreement filed with this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
10.1	Credit Agreement, dated as of January 25, 2006, by and among Healthcare Realty Trust Incorporated, as Borrower, Bank of America, N.A., as Administrative Agent, and the other lenders named therein.
99.1	Press release, dated January 26, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE REALTY TRUST INCORPORATED
By:	/s/ Scott W. Holmes
Scott W. Holmes
Senior Vice President and Chief Financial Officer

Date: January 26, 2006